UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2009

Red Mile Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50814 (Commission File Number)	20-4441647 (IRS Employer Identification Number)

223 San Anselmo Way, #3
San Anselmo, CA 94960
(Address of principal executive offices) (Zip Code)

(415) 339-4240
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Directors and Certain Officers

Effective March 25, 2009, Kenny Cheung resigned from the Board of Directors of Red Mile Entertainment, Inc. (the “Company”), including the Audit Committee of the Board of Directors. Mr. Cheung’s resignation did not result from any disagreement with the Company relating to our operations, policies or practices.

Effective March 25, 2009, Chester Aldridge resigned from the Company as Chief Executive Officer.  Mr. Aldridge will continue in his capacity as the Chairman of the Board of Directors of the Company.

(c) Appointment of Certain Officers

Effective March 30, 2009, the Board of Directors of the Company elected Simon Price to serve as Chief Executive Officer of the Company.

Since March 1, 2008, Mr. Price has served as President of the Company. Mr. Price previously served as a strategic consultant to the Company, a position he has held from the Company’s formation in 2004 to his election as President.

Mr. Price has been the Managing Director and a director of Simon Price Consulting Ltd., which provides strategic planning and market research to a number of leading video game publishers, developers, hardware manufacturers and investment banks from September 2003 to the present.

Mr. Price holds a Bachelor of Engineering degree from the University of Newcastle upon Tyne, United Kingdom, and a Master of Science degree from Imperial College, University of London, United Kingdom.

There are no family relationships between Mr. Price and any other executive officers or directors of the Company. There have been no transactions during the Company’s last two fiscal years, or any currently proposed transaction, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Price had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Red Mile Entertainment, Inc.

	By:	/s/ Simon Price
Simon Price
Chief Executive Officer
Date: March 31, 2009